Exhibit A

TRANSACTIONS SINCE THE MOST RECENT FILING

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer since the most recent filing of Schedule 13D on April 3, 2020:

Account	Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
INTER	4/7/2020	Sale	183,891	$3.20
IVAOMF	4/7/2020	Sale	15,374	$3.20
INTER	4/8/2020	Sale	16,842	$3.23
IVAOMF	4/8/2020	Sale	1,417	$3.23
WORLD	4/15/2020	Sale	1,718,202	$3.44
WORLD	4/15/2020	Sale	844,941	$3.50
INTER	4/15/2020	Sale	741,452	$3.44
INTER	4/15/2020	Sale	814,742	$3.50
IVAGF	4/15/2020	Sale	50,221	$3.44
IVAGF	4/15/2020	Sale	52,651	$3.50
IVAOMF	4/15/2020	Sale	81,454	$3.44
IVAOMF	4/15/2020	Sale	94,761	$3.50
Managed Accounts	4/15/2020	Sale	208,671	$3.44
Managed Accounts	4/15/2020	Sale	11,002	$3.50